Exhibit 10.1
Execution Version

KEANE GROUP CONTINGENT VALUE RIGHTS AGREEMENT

BY AND AMONG

KEANE GROUP INC.
ROCKPILE ENERGY HOLDINGS, LLC
AND
THE OTHER PERMITTED HOLDERS PARTY HERETO

DATED AS OF July 3, 2017

i

ii

KEANE GROUP CONTINGENT VALUE RIGHTS AGREEMENT
THIS KEANE GROUP CONTINGENT VALUE RIGHTS AGREEMENT, dated as of July 3, 2017 (this "Agreement"), is entered into by and among Keane Group Inc., a Delaware corporation (the "Company"), RockPile Energy Holdings, LLC, a Delaware limited liability company (the "Principal Seller") and the Permitted Holders (as defined herein).
RECITALS
WHEREAS, the Company, the Principal Seller, RockPile Management NewCo, LLC, a Delaware limited liability company, and RockPile Energy Services, LLC, a Colorado limited liability company, on behalf of itself and its subsidiaries, have entered into an Purchase Agreement, dated as of May 18, 2017 (as amended, the "Purchase Agreement"),
WHEREAS, subject to the terms and conditions of the Purchase Agreement, the Seller Parties desire to sell, and the Company desires to purchase, the Acquired Interests (as defined in Purchase Agreement) in exchange for the consideration specified in the Purchase Agreement, including certain rights to the CVR Payment Amount (as defined below) if and when payable pursuant to this Agreement, and
NOW, THEREFORE, for and in consideration of the agreements contained herein and the consummation of the transactions contemplated by the Purchase Agreement, it is mutually covenanted and agreed as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions.
(a)    For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(i)    the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;
(ii)    the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;
(iii)    unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa;
(iv)    all references to "including" shall be deemed to mean including without limitation; and
(v)    to the extent permitted by the terms of this Agreement, references to any Person include such Person's successors and permitted assigns.
(b)    Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement. The following terms shall have the meanings ascribed to them as follows:
"Agreement" has the meaning given to such term in the Preamble.
"Aggregate CVR Payment Amount" has the meaning set forth in Section 2.4.
"Acquisition Shares" means the 8,684,210 Shares initially acquired by the Principal Seller as part of the consideration as set forth in the Purchase Agreement.
"Acquisition Share Value Amount" is the amount equal to the (i) aggregate gross proceeds received in connection with the resale of any Acquisition Shares during the term of this Agreement plus (ii) product of the Outstanding Acquisition Shares and the Twenty-Day VWAP plus (iii) Aggregate CVR Payment Amount.
"Board of Directors" means the board of directors of the Company.
"Board Resolution" means a copy of a resolution certified by the secretary or an assistant secretary of the Company to have been duly adopted by the Board of Directors.
"Company" has the meaning given to such term in the Preamble.
"Company Common Stock" or "Shares" refer to the Company's common stock, par value $0.01 per share.
"CVR" has the meaning set forth in Section 2.1.
"CVR Payment Amount" has the meaning set forth in Section 2.4.
"CVR Strike Price" means $19.00.
"Early Termination Date" means (I)(A) the fifteenth consecutive trading day from the Lock-up Period Termination Date for which the Weighted Average Price of the Company's

Common Stock is above the CVR Strike Price and (B) the Acquisition Shares (i) have been registered under the Securities Act or (ii) are not subject to the re-sale limitations set forth in Rule 144 of the Securities Act or (II) the date on which all of the Acquisition Shares have been sold, transferred, disposed of or otherwise canceled.
“Holder” means the Principal Seller and the Permitted Holders, as applicable.
"Lock-up Period Termination Date" means the earlier of (i) January 3, 2018 and (ii) the date on which Keane Investor Holdings LLC, a Delaware limited liability company, consummates a sale of any or all of its Shares.
"Maturity Date" means April 3, 2018.
"Officer's Certificate" means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary of the Company, in his or her capacity as such an officer.
"Outstanding" when used with respect to (i) the CVRs and/or (ii) Acquisition Shares, means, as of the date of determination, an amount equal to the Acquisition Shares that are then held by the Holders which has not been sold, transferred, disposed of or otherwise canceled.
"Permitted Holders" means the persons listed on signature pages hereto as "Permitted Holders".
"Principal Market" means the New York Stock Exchange, or if the Company Common Stock is not traded on the New York Stock Exchange, then the principal securities exchange or trading market for the Common Stock.
"Principal Seller " has the meaning given to such term in the Preamble.
"Principal Seller Change of Ownership" means one or more the members of the Principal Seller as of the Closing Date fail at any time to own 100% of the interests (both economic and voting) of the Principal Seller.
"Purchase Agreement" has the meaning given to such term in the Recitals
"Surviving Person" has the meaning given to such term in Section 5.1(a)(i).
"Twenty-Day VWAP" means the arithmetic average of the Weighted Average Price of the Company's Common Stock on each trading day during twenty (20) trading days randomly selected by the Company during the thirty (30) trading day period immediately preceding the last Business Day prior to the Maturity Date.

"Value Cap" has the meaning given to such term in Section 2.4.
"Weighted Average Price" means, for any security as of any date, the dollar volume weighted average price for such security on the Principal Market during the period beginning at 9:30 a.m., New York City Time, and ending at 4:00 p.m., New York City Time, as Reported by Bloomberg Financial Markets, or any successor thereto ("Bloomberg"), through its "Volume at Price" functions or, if the foregoing does not apply, the dollar volume weighted average price of such security in the over the counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York City time, and ending at 4:00 p.m., New York City Time, as reported by Bloomberg. If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually agreed upon by Company and the Principal Seller. All such determinations to be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.
ARTICLE II
CONTINGENT VALUE RIGHTS
Section 2.1    CVRs.
The Company agrees that this Agreement shall entitle the Holders to one contingent value right ("CVR") at the Closing Date (as defined in the Purchase Agreement) in connection with each Acquisition Share. Each CVR shall represent the contractual right of the Holders to receive the CVR Payment Amount if and when payable pursuant to this Agreement. The administration of the CVRs shall be handled pursuant to this Agreement in the manner set forth in this Agreement.
Section 2.2    Nontransferable.
The CVRs or any interest therein shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part.
Section 2.3    No Certificate.
The CVRs shall not be evidenced by a certificate or other instrument.
Section 2.4    CVR Payment Amount.
(a)    Subject to Section 2.4(b), if the Twenty-Day VWAP is less than the CVR Strike Price, the Holders, in respect of their then Outstanding CVRs, shall be entitled to and shall receive an aggregate cash amount equal to the product of (I) the CVR Strike Price minus the Twenty-Day VWAP (such amount, the "CVR Payment Amount") multiplied by the then Outstanding CVRs (such amount, the "Aggregate CVR Payment Amount"); provided that the CVR Payment Amount shall not exceed $2.30.
(b)    Notwithstanding anything to the contrary set forth in the Purchase Agreement or this Agreement, if the Acquisition Share Value Amount exceeds $165 million (the "Value Cap"), the Aggregate CVR Payment Amount, if applicable, shall be reduced on a dollar for dollar basis such that the Acquisition Share Value Amount does not exceed the Value Cap.
Section 2.5    Payment Procedures
To the extent required pursuant to Section 2.4, the Company shall make the Aggregate CVR Payment Amount to the Holders the fifth Business Day following the Maturity Date. Such payment shall be made to the Holders in accordance with the instructions set forth on Annex A hereto and shall be made by wire transfer.
Section 2.6    Adjustments
If at any time during the period between the date of this Agreement and the Maturity Date, any change in the outstanding Shares shall occur as a result of any reclassification, recapitalization, stock-split (including a reverse stock split) or combination, exchange or readjustment of Shares, or any stock dividend or stock distribution (other than a quarterly dividend) with a record date during such period, the CVR Strike Price and the CVR Payment Amount, in each case, shall be equitably adjusted. All calculations and determinations of this Section 2.6 shall be mutually agreed upon by the Company and the Principal Seller in good faith.
Section 2.7    No Voting, Dividends or Interest; No Equity or Ownership Interest in the Company.
(a)    The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to the Holders.
(b)    The CVRs shall not represent any equity or ownership interest in Company or any of their Affiliates.

ARTICLE III
COVENANTS
Section 3.1    Payment of Amounts, if any, to the Holders.
The Company will duly and punctually pay the Aggregate CVR Payment Amount, if any, in the manner provided in Section 2.5.
Section 3.2    Certain Purchases and Sales.
Unless consented to by the Company, the Holders will not, and will not permit any of its members or their respective Affiliates, (1) offer to purchase, purchase, contract to purchase, purchase any option or contract to sell, sell any option or contract to purchase, grant any option, right or warrant to sell, or otherwise acquire or purchase, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable for Shares, or (2) enter into any swap or other arrangement that acquires from another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Shares or such other securities, in cash or otherwise. The foregoing restrictions are expressly agreed to preclude the Holders and their respective Affiliates during the applicable periods from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a purchase or acquisition of Shares even if such Shares would be acquired by someone other than the Holders or their Affiliates. Such prohibited hedging or other transactions would include without limitation any purchase or any purchase, sale or grant of any right (including without limitation any put option or put equivalent position or call option or call equivalent position) with respect to any of the Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.
ARTICLE IV
AMENDMENTS
Section 4.1    Amendments and Modification.
(a)    Subject to Section 4.1(b), this Agreement may be amended, modified or supplemented only by written agreement of the Company and the Principal Seller.
(b)    Without the consent of the Principal Seller, the Company (when authorized by a Board Resolution), at any time and from time to time, may enter into one or more amendments hereto for the following purposes:

(i)     subject to Section 5.1, to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein;
(ii)    to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that, in each case, such provisions shall not adversely affect the interests of the Holders; or
(iii)    as may be necessary to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act.
(c)    Promptly after the execution by the Company, of any amendment pursuant to the provisions of this Section 4.1, the Company will provide the Principal Seller a summary of such amendment.
Section 4.2    Effect of Amendments.
Upon the execution of any amendment permitted under this ARTICLE IV, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and the Holders and the Company shall be bound thereby.
ARTICLE V
CONSOLIDATION, MERGER, SALE OR CONVEYANCE
Section 5.1    Company Consolidation, Merger, Sale or Conveyance.
(a)    From and after the date hereof until such time as all of the Company's payment obligations shall have been discharged, the Company shall not consolidate with or merge into any other Person or convey, assign, transfer or lease its properties and assets substantially as an entirety to any Person, unless:
(i)    in the case that the Company shall consolidate with or merge into any other Person or convey, assign, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of the Company substantially as an entirety (the "Surviving Person") shall expressly assume payment of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed; and

(ii)    prior to such transaction, the Company has delivered to the Principal Seller an Officer's Certificate stating that such consolidation, merger, conveyance, transfer or lease complies with this ARTICLE V and that all conditions precedent herein provided for relating to such transaction have been complied with.
(b)    For purposes of this Section 5.1, "convey, transfer or lease its properties and assets substantially as an entirety" shall mean properties and assets contributing in the aggregate of at least 66.66% of the Company's and its subsidiaries' total consolidated revenues as reported in the last available periodic financial report (quarterly or annual, as the case may be).
(c)    In the event the Company conveys, transfers or leases its properties and assets substantially as an entirety in accordance with the terms and conditions of this Section 5.1, the Company and the Surviving Person shall be jointly and severally liable for the payment of the Aggregate CVR Payment Amount, if any, and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed.
Section 5.2    Successor Substituted.
Upon any consolidation of or merger by the Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 5.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein; provided, that notwithstanding any such transaction, if the Company is a surviving entity in the transaction, the Company shall also remain liable for the performance by the Company hereunder.
ARTICLE VI
OTHER PROVISIONS OF GENERAL APPLICATION
Section 6.1    Notices to the Company and the Holders.
All communications, notices and disclosures required or permitted by this Agreement shall be in writing and will be deemed to have been given when delivered by first class mail or one (1) Business Day after having been dispatched for next-day delivery by a nationally recognized overnight courier service to the appropriate party at the address specified below:

If to the Company, to:

Keane Group, Inc.
2121 Sage Road, Suite 370
Houston, TX 77056
Attn: General Counsel

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention: Stuart D. Freedman and Antonio L. Diaz-Albertini
Email: Stuart.Freedman@srz.com and Antonio.Diaz-Albertini@srz.com
Facsimile: (212) 593-5955

If to the Holders, to:

RockPile Energy Holdings, LLC
700 Louisiana, Suite 4770
Houston, Texas 77002
Attention: General Counsel
Facsimile: (713) 581-6901

With copies (which shall not constitute notice) to:

Vinson & Elkins LLP
666 Fifth Avenue, 26th Floor
New York, NY 10103
Attention: Robert Seber, Esq.
Email: rseber@velaw.com Facsimile: (917) 849-5340
Section 6.2    Counterparts; Headings.
This Agreement may be executed in one or several counterparts (whether by facsimile, pdf or otherwise), each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission). The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.
Section 6.3    Assignment; Successors.
Subject to Section 5.1, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by all of the parties and their respective successors and assigns.
Section 6.4    Benefits of Agreement.
Nothing in this Agreement, is intended to or be deemed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder.
Section 6.5    Governing Law.
This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.1. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.
Section 6.6    Waiver of Jury Trial.
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY

CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.6
Section 6.7    Remedies.
The parties hereto agree that irreparable damage would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that prior to the termination of this Agreement in accordance with Section 6.9, (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or the posting of any collateral, bond or other security, this being in addition to any other remedy available at law, in equity, under this Agreement or otherwise and (b) the right of injunctive relief, specific enforcement and other equitable relief is an integral part of this Agreement and transactions related hereto. The parties also agree that the non-prevailing party (as determined by a court of competent jurisdiction in a final, non-appealable order) in any litigation relating to the enforcement of this Agreement shall reimburse the prevailing party for all costs incurred by the prevailing party (including reasonable legal fees in connection with any litigation).
Section 6.8    Severability Clause.
If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by the Purchase Agreement and this Agreement are fulfilled to the extent possible.

Section 6.9    Termination.
This Agreement and each CVR shall be terminated and of no further force or effect, and the parties hereto shall have no liability hereunder, upon the earliest of (i) the Early Termination Date, (ii) the Maturity Date, (iii) the date on which a Principal Seller Change of Ownership occurs and (iv) the date on which there is a written agreement between the Company and the Principal Seller to terminate this Agreement.
Section 6.10    Entire Agreement.
This Agreement, the Purchase Agreement, all documents and instruments referenced herein and therein, and the annex attached to the foregoing, constitute the entire agreement of the parties and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Purchase Agreement, this Agreement shall govern and be controlling.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

COMPANY:

KEANE GROUP, INC.

By:	/s/ Gregory L. Powell
Name:	Gregory L. Powell
Title:	President and Chief Financial Officer

[Signature Page to Keane Group Contingent Value Rights Agreement]

PRINCIPAL SELLER:

ROCKPILE ENERGY HOLDINGS, LLC

By:	/s/ Dustin M. Nygard
Name:	Dustin M. Nygard
Title:	General Counsel

PERMITTED HOLDERS:

WDE RockPile Aggregate, LLC

By: Edelman & Guill Energy L.P. II, its Manager
By: Edelman & Guill Energy Ltd., its General
Partner

By:	/s/ James K. McNeely III
Name:	James K. McNeely III
Title:	Authorized Representative
Address:	700 Louisiana Street, Suite 4770
Houston, Texas 77002

/s/ Paul J. Able, Jr.
Name:	Paul J. Able, Jr.
Address:	6735 Olympus Drive
Evergreen, Colorado 80439

/s/ Robert Curt Dacar
Name:	Robert Curt Dacar
Address:	20042 Ridgefield Loop
Spearfish, South Dakota 57783

/s/ Paul George
Name:	Paul George
Address:	915 S. Milwaukee Way
Denver, Colorado 80209

/s/ Howard Rough
Name:	Howard Rough
Address:	1662 Montane Drive East
Golden, Colorado 80401

/s/ David Sobernheim
Name:	David Sobernheim
Address:	5575 S. Forest Lane
Greenwood Village, Colorado 80121

[Signature Page to Keane Group Contingent Value Rights Agreement]

Annex A

Payment Instructions

[To Be Provided Under Separate Cover]